FOR IMMEDIATE RELEASE

Vail Resorts Contacts:

Investor Relations:  Hayley Wolff, (303) 404-1827, hwolff@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Announces Cash Tender Offer and Consent Solicitation for its 6 ¾% Senior Subordinated Notes due 2014

    BROOMFIELD, Colo. – April 11, 2011 – Vail Resorts, Inc. (NYSE:  MTN) announced today that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its $390 million outstanding aggregate principal amount of 6 ¾% Senior Subordinated Notes due 2014 (the “Notes”).  In connection with the Tender Offer, the Company is also soliciting consents for certain amendments to the indenture (the “Indenture”) governing the Notes (the “Consent Solicitation”).  The Tender Offer and the Consent Solicitation are being made upon the terms and subject to the conditions described in the Company’s Offer to Purchase and Consent Solicitation Statement dated April 11, 2011 (the “Offer to Purchase”) and the related consent and letter of transmittal.  The Tender Offer will expire at 8:00 a.m., New York City time, on May 9, 2011, unless extended or earlier terminated (the “Expiration Time”).

    Holders who validly tender their Notes and provide their consents to the proposed amendments to the Indenture prior to 5:00 p.m., New York City time, on April 22, 2011, unless extended or earlier terminated (the “Consent Payment Deadline”), will be eligible to receive the total consideration offered in the Tender Offer equaling $1,013.75 per $1,000 principal amount of the Notes, which includes a consent payment of $10.00 per $1,000 principal amount of the Notes.  Holders who validly tender their Notes after the Consent Payment Deadline, but prior to the Expiration Time, will be eligible to receive the tender offer consideration offered in the Tender Offer, which equals $1,003.75 per $1,000 principal amount of the Notes, but will not be eligible to receive the consent payment.  In addition, holders whose Notes are purchased in the Tender Offer will receive accrued and unpaid interest on their purchased Notes up to, but not including, the applicable settlement date for such Notes.

    In the Consent Solicitation, the Company is soliciting from holders of the Notes consents to proposed amendments to the Indenture which would eliminate most of the restrictive covenants, certain events of default applicable to the Notes and certain other provisions contained in the Indenture and the Notes.  Adoption of the proposed amendments requires the consent of the holders of at least a majority of the outstanding principal amount of the Notes.  Any holder who tenders Notes pursuant to the Tender Offer must also deliver a consent in respect of such tendered Notes to the proposed amendments.  A Holder may not revoke a consent without withdrawing the previously tendered Notes to which such consent relates.  Notes tendered may only be withdrawn, and related consents revoked, prior to 5:00 p.m., New York City time, on April 22, 2011, unless extended, except in limited circumstances where additional withdrawal rights are required by law.

    Consummation of the Tender Offer and the Consent Solicitation is subject to the satisfaction or waiver of certain conditions set forth in the Offer to Purchase, including execution of a supplemental indenture effecting the proposed amendments and satisfactory financing arrangements in an amount that, when combined with cash on hand, will be sufficient to fund the purchase of the Notes tendered in the Tender Offer.

    The Company has engaged BofA Merrill Lynch to act as the dealer manager and solicitation agent for the Tender Offer and the Consent Solicitation, and Global Bondholder Services Corporation to serve as the depositary and information agent for the Tender Offer and the Consent Solicitation.

    Requests for documents may be directed to Global Bondholder Services Corporation by telephone at (866) 540-1500 (toll free) (banks and brokerage firms please call (212) 430-3774).  Questions regarding the terms of the Tender Offer and the Consent Solicitation may be directed to BofA Merrill Lynch, Debt Advisory Services, at (888) 292-0070 (US toll-free) and (980) 388-9217 (collect).

    This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to purchase or a solicitation of consents with respect to any Notes.  The Tender Offer and the Consent Solicitation are being made solely by the Offer to Purchase and the related consent and letter of transmittal, which sets forth the complete terms and conditions of the Tender Offer and Consent Solicitation.

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About Vail Resorts

    Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company’s subsidiaries operate the mountain resort properties of Vail, Beaver Creek, Breckenridge and Keystone mountain resorts in Colorado, and the Heavenly Ski Resort and Northstar-at-Tahoe Resort in the Lake Tahoe area of California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company’s subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and in the Caribbean. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

    Statements in this press release, other than statements of historical information, are forward looking statements.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse affects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully complete real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our real estate development, capital expenditures and growth strategy; our reliance on government permits or approvals for our use of Federal land or to make operational improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity which diminishes the value of our brands; our ability to integrate and successfully realize anticipated benefits of acquisitions or future acquisitions; and implications arising from new Financial Accounting Standards Board/governmental legislation, rulings or interpretations.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.  Investors are also directed to other risks discussed in documents filed by us with the Securities and Exchange Commission.